CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of Advisor Managed Portfolios and the use of our report dated November 29, 2023, relating to the financial statements and financial highlights of Regan Total Return Income Fund, formerly a series of Trust for Advised Portfolios, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 22, 2024